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                            CERTIFICATE OF AMENDMENT
                            ------------------------

     Pursuant to Section 26 of the Rights Agreement dated as of September 4, 1992 (the "Rights Agreement") between Candela Corporation (the "Company") and The First National Bank of Boston, as Rights Agent (the "Rights Agent"), the Company hereby certifies that the First Amendment to the Rights Agreement, attached as Exhibit 1 hereto, is in compliance with said Section 26.

Dated as of March 25, 1996.

                                         CANDELA CORPORATION



                                         By: /s/ Gerard E. Puorro
                                             --------------------------
                                             Name:  Gerard E. Puorro
                                             Title: President and Chief
                                                    Executive Officer